Philip K. Asherman
2Q08 Pre-Earnings Conference Call
July 15, 2008
Good evening, thank you for joining us. With me today is Ron Ballschmiede, CB&I’s Chief Financial Officer. I will first make prepared remarks and then we will open up the call to your questions.
We are holding this pre-earnings call to advise that CB&I will be taking a pre-tax charge of approximately $317 million in the second quarter, which reflects the total amount expected to complete the South Hook and Isle of Grain Phase 2 projects in the U.K. This charge will reduce our second quarter results by $2.38 per share. We are confident that the forecasted cost to complete these projects is sufficient. We have updated our 2008 earnings guidance to $0.40 — $0.60 per share, reflecting the $2.38 U.K. projects charge as well as the strength of the balance of our backlog.
The billion dollar SHLNG project was awarded in November 2004 and the $520 million Isle of Grain Phase 2 project was awarded in March 2005. As you will note from our announcement, South Hook is clearly the predominant issue here financially, but both projects share common issues and schedule challenges in the upcoming months. These projects are unique in terms of the adverse effect of the extraordinary impact of both labor and weather conditions particular to this location.
South Hook Charges
I will first break down the pretax charges for the South Hook project, and then for the Isle of Grain project. On South Hook, just under $200 million relates to subcontractor issues. As we have been reporting since early 2006, labor risk has been the dominant theme in the project. 60% of the contract was subcontracted labor and materials, and virtually 80% of the spend over next three and half months will be subcontract cost. We began seeing the inability of the subcontractors to meet their schedule commitments late last year, and in response, formulated plans to rescope critical areas, assign new subcontractors, and realign their weekly work plans. As a result, we reported an additional charge in forecasted cost to complete of over $50 million dollars in the fourth quarter in 2007, with a plan to achieve late summer first-gas. That plan held through the first quarter of this year, supported by the intent to have critical piping installation and testing complete early in the second quarter. However, recognizing that the piping subcontractor was bottlenecking progress, we also began formulating contingency plans to bring on additional piping subcontractors, and the follow-on insulation, and electrical subcontractors should that piping contractor not meet its schedule commitment. We had also factored in expected weather conditions, which are historically poor during that time of year, and modest improvements on productivity. Subsequently, the piping contractor slipped its schedule and we implemented our recovery plan. As a result, and over the past two months, the subcontract cost increased nearly 42% against previous estimates. We didn’t get a break on weather conditions either. With 6 inches more rain and wind gusts of 20 mph over average, which exceeded construction equipment tolerances for operations during the period, we lost 34 working days in the quarter while still incurring the labor cost. Extrapolating these extreme conditions, combined with continued poor productivity, and the cost for additional subcontractors to meet what is now a fourth quarter first gas date, we arrived at the revised cost to complete projections we are announcing today.
The South Hook owners have not been idle bystanders during this effort. They are motivated to accept turnover of systems and areas as early as possible, have added planning and review resources to our team at our request, and are not pressing potential penalties for schedule delays. In addition, we have resolved most of the technical scope changes and are finishing final settlement on an earlier claim. The clients are also clearly aware of the financial challenges facing the Japanese and French contractors on the other end of the supply chain to get the liquefaction trains ready for shipment of LNG to the U.K. in time for this heating season.

Isle of Grain
Turning now to the Isle of Grain, the revised forecast amount of additional costs for completing the project is approximately $63 million. The U.K. labor shortage and productivity problems have had a similar impact on this project. We supplemented labor on two major subcontracts at a cost of about $37 million. Costs related to direct-hire construction, our own project team, related facilities, and equipment rental account for about $25 million. Materials account for the remaining $1 million in charges.
So in brief, the issues at Isle of Grain are not nearly at the scale we have at South Hook, but still have the same underlying problem — Labor. I have also discussed these issues with executives at National Grid, and they too are motivated to accept turnover as early as possible, and have ordered gas to meet their commitments to the U.K. energy market.
We have a commitment to clients on both projects to make first gas before the upcoming heating season. Because these two LNG terminals will account for nearly 35% of the natural gas supply into the U.K., further schedule delays would have had significant consequences on the entire region, which is facing announced gas shortages from North Sea fields and substantial increases in utility and energy costs.
Schedules
Let me turn now to the project schedules, scope and staffing levels to give you a better idea of the remaining work. At South Hook, Phase 1 is nearing completion and phase 2 is scheduled for completion in mid-2009. In total, based on the revised forecast cost to complete, we have approximately $250 million remaining to spend. About 75% of this forecast cost will be incurred in the next three to four months to achieve first gas.
Isle of Grain is scheduled for first gas in the fourth quarter, prior to the upcoming heating season. At present, we have approximately $60 million left to spend on that project.
At South Hook, the first LNG shipment is scheduled for fourth quarter as well. On Phase 1, the civil and structural work is substantially complete, with primarily only the paving of the roads and minor foundations remaining. The piping and instrumentation is more than 90% complete and both are in the testing phase. The electrical work is approximately 85% complete with the remaining work currently underway. The insulation work, which was dependent on the completion of the piping, is also now in progress. Tank One is nearly complete and Tank Two is currently being insulated. With the concurrence of our client, Tank Three, which is a part of Phase 1 but is not required for first gas, is forecasted to be completed in December.
The second phase of South Hook consists of Tanks Four and Five and additional regasification and sendout capacity. These two tanks are scheduled for completion in 2009.
Currently South Hook has about 2,200 workers on site. That number is forecasted to decline rapidly in the upcoming months to about 550 workers by the first quarter of 2009.
The Isle of Grain project, which again is approximately 95% complete, has gained momentum since we have supplemented it with additional subcontractors. The civil and structural work is complete with the exception of road paving. The piping scope is nearly finished with testing essentially complete. The instrumentation and electrical work is approximately 75% complete and in the testing phase, with the insulation approximately 60% complete. Staffing is currently at about 550 workers and is forecasted to gradually decline to less than 50 in the fourth quarter.
Risk Management
Turning to overall risk mitigation in the company, the South Hook and Isle of Grain Phase 2 projects comprise approximately 3% of our current backlog and the performance of our remaining backlog is strong. Excluding the two U.K. projects, our second quarter gross margin would have exceeded 10.5%. This performance is forecasted to continue throughout 2009, given strong market conditions, current project forecasts and a significant reduction in risk across our backlog.

As we have discussed on numerous occasions, we are de-risking our portfolio by modifying our fixed price business model. During the past year, we have reduced CB&I’s risk profile from 90%+ higher-risk projects to around 55% — I’ll discuss this in more detail shortly. We are targeting a portfolio mix of no more than 20 to 25% risk work by the end of 2009.
Let me walk through the risk profile of the remaining backlog to give you a sense of where things stand. I’ve already mentioned that South Hook and Isle of Grain together comprise about 3% of our current backlog.
Our projects in Canada and Australia together make up 13% of our backlog. Based on the historic labor market in both countries, EPC projects tend to be reimbursable or lump-sum services with reimbursable construction. Similar to our Canada and Australia backlog, our Lummus EPC and Lummus Technology work is primarily low risk reimbursable or lump-sum services with reimbursable construction. This work comprises 18% of our backlog.
Steel plate structure and small energy process projects located in the U.S., and Central & South America account for another 11% of the backlog. We have a long history of executing these small projects at very good margin levels and will continue to do so.
About 33% of our backlog is comprised of major LNG projects, including our Golden Pass, Peru, Chile, Woodside, Elba Island, Cove Point and Isle of Grain Phase 3 projects. We have rigorously applied our lessons learned in our U.K. sites to these LNG projects. First, for those that were bid in the past two years, we have amended our standard contract terms and conditions to include clauses that whenever appropriate, protect us from cost escalation and the extreme weather delays we’ve faced on the U.K. projects.
We also now hire a far greater percentage of direct labor to maintain better control over performance and rely less heavily on subcontractors. For example, subcontractor costs account for about 60% of the total contract on the South Hook project, but only about

37% of the Golden Pass project, 36% of the Chile LNG project and 20% of the Peru LNG project. In addition, hourly labor rates are a little over $4 per hour in Peru compared to a U.K. rate of around $40 per hour. In addition, for the Peru and Chile jobs specifically, we incorporated data from extensive competitive bidding on the subcontract work into our project estimates. We also split the subcontractor work into smaller segments, to ensure better definition and control, and to limit the scope of any single subcontractor. We’re also using pre-insulated pipe on both of these projects to minimize on-site work hours.
Procurement risk is substantially behind us on our major LNG projects. We have already purchased 100% of the major equipment and materials for Golden Pass; 92% for Peru LNG; and 89% for our Chile project.
We reported last quarter on the challenges at Golden Pass regarding quantity increases and material pricing. This project is less than 4% of our backlog, it’s 55% complete and on schedule.
The remaining 22% of our backlog is comprised of Energy Process and large Steel Plate Structure projects across the world, ranging from small contracts to the recently announced $200 million refinery upgrade project in the U.S. The vast majority of these projects were awarded in the last two years. Also, we’ve steadily increased the percentage of these projects that are EPF, capitalizing on our fabrication facilities. This enables us to shift the work to a controlled shop environment, which minimizes the impact of weather and other site related challenges — all reducing our risk.
Confidence
In conclusion, while I am extremely disappointed in the impact these U.K. projects have had on the company, I am confident in CB&I’s sustainable performance on our projects, our people, and the health of our balance sheet. The company we were when these projects were contracted is a different company than we are today in how we select, price and execute our work which is evidenced by the forecasted results this year and into 2009, exclusive of these charges. We are responding to the risk associated with unprecedented demand, both organizationally and commercially, and we are working hard to achieve the performance that our shareholders expect through the second half of this year and into 2009.
We will now respond to your questions.